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                                                                    Exhibit 99.1

                                                                   PRESS RELEASE
                                                           For Immediate Release


                 ORPHAN MEDICAL COMPLETES $14.1 MILLION PRIVATE
                                    PLACEMENT


MINNEAPOLIS -- December 10, 2001 -- ORPHAN MEDICAL, INC. (Nasdaq: ORPH) announced today that it has raised $14.1 million in gross proceeds through a private placement of approximately 1.7 million shares of newly issued Common Stock at a price of $8.25 per share to Alta Bio Pharma Partners L.P. and funds managed by current investors OrbiMed Advisors LLC and Medical Strategy. The Company has agreed to register the shares under the Securities Act of 1933, as amended. Thomas Weisel Partners LLC acted as the Company's agent and financial advisor in the transaction.

The Company intends to use the net proceeds of the investment to support the commercial launch of Xyrem(R) (sodium oxybate) oral solution, assuming FDA approval. In addition, the Company intends to use a portion of the proceeds to fund additional product opportunities and to provide additional working capital to the Company. Xyrem is intended as a pharmaceutical treatment for the symptom of cataplexy in narcolepsy. The Company received an approvable letter from the Food and Drug Administration (FDA) earlier this year and is awaiting final approval by the FDA.

Alta Partners led the financing and will receive a seat on Orphan Medical's Board of Directors. As part of the financing, Orphan Medical and UBS Capital LLC have agreed to amend certain provisions related to existing securities held by UBS Capital in the company and to cancel a $2.05 million debt facility provided by UBS Capital.

"UBS Capital, OrbiMed Advisors, Medical Strategy and Alta Partners are committed to grow and position Orphan Medical as a leader in providing treatments for uncommon diseases," said John Bullion, Chairman and Chief Executive Officer. "This additional capital will allow for the continued development and expansion of our business as we prepare for the anticipated approval and launch of Xyrem and continue to seek additional product opportunities."

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon diseases. The Company serves three strategic therapeutic market segments that are characterized by well-defined patient populations and served by physician specialists: oncology support, antidotes and sleep disorders. Orphan Medical's Internet address is www.orphan.com.

Alta Partners is a venture capital firm investing in information technology and life sciences companies. Established in 1996, Alta Partners has just under $1 billion under management. More information about Alta is available at www.altapartners.com.



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Thomas Weisel Partners is a research-driven merchant bank providing investment banking, institutional brokerage, private client services, private equity investing and asset management exclusively focused on the growth sectors of the economy. The Firm's distinctive competence is combining deep domain expertise with bulge bracket execution capability. The team at Thomas Weisel Partners has 700 employees, including 68 partners, and is headquartered in San Francisco with additional offices in New York, Boston and London.

Contact: John Howell Bullion (CEO) or Tim McGrath (CFO) of Orphan Medical at 952-513-6900 or Noonan/Russo Communications, (212) 696-4455 Stephen Gendel (media), ext. 212 Amy Garay (investors), ext. 298 news@noonanrusso.com


                                       ###

The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation reform Act of 1995. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical's most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.